MARCUMBP
ACCOUNTANTS ▲ ADVISORS
麦楷博平

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Form 8-K of Nocera, Inc. of our report dated January 31, 2019, with respect to our audits of the consolidated financial statements of Grand Smooth Inc. Limited as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which includes an explanatory paragraph as to the Company's ability to continue as a going concern.

Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
New York
January 31, 2019